Press Release	Source: Fieldpoint Petroleum Co.

Ray Reaves, Chairman and Chief Executive of FieldPoint Petroleum Talks to The Wall Street Transcript
 Monday, February 7

NEW YORK - (BUSINESS WIRE)-Feb. 7, 2005 - The Wall Street Transcript has published an in-depth interview with Ray Reaves, Chairman and Chief Executive of FieldPoint Petroleum (FPPC:  OTC.BB) in which he talks at length about the Company.

The entire 2,500 word interview is available free online at http://www.twst.com/ceos.htm

FieldPoint Petroleum Corporation is engaged in oil and gas exploration, production and acquisition, primarily in New Mexico, Oklahoma, Texas and Wyoming.

In describing the Company's drilling program, Mr. Reaves states, "For the remainder of this year, if we drill four wells, that's going to be a good target for us. We think four wells of this magnitude could more than double our daily production on a BOE basis. Going into 2006, our goal would be to drill an additional four to eight wells.

Having said that, bear in mind that we are also looking for acquisitions that definitely will involve existing production and existing development. So that's our goal for 2005, to drill a minimum of four wells - maybe more, but a minimum of four. Going into 2006, we'd like to drill a minimum of four and probably a maximum of eight wells."

With regard to the benchmarks or milestones that investors should look for over the next year, Mr. Reaves states, "I think increased production is number one. We currently produce approximately 230-250 barrels a day BOE. We'd like to see that increase to about 500 barrels a day BOE by the end of the year, and by the end of 2006, we'd like to see that double again. So we'd like to go from the 230-250 BOE a day we do currently to approximately 800-1,000 BOE a day by year-end 2006 or the beginning of 2007. Those are just a couple of criteria, but I think if you can meet those criteria in particular, you're going to start to see that equate into higher cash flow, higher profitability and higher valuations for this Company."

The Wall Street Transcript does not endorse the views of any interviewees nor does it make stock recommendations. For subscription information call 800/246-7673.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and for unexpected decreases in oil and gas production is included in the company's periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

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Contact: Ray D. Reaves, President (512)250-8692
fppc@ix.netcom.com